Exhibit 10.37
Description of Compensation Arrangements for Certain Executive Officers
Following is a description of the compensation arrangements for those current Executive Officers of Constellation Brands, Inc. who were named in the Company’s proxy statement for its 2007 annual meeting or who are expected to be named in the Company’s proxy statement for its 2008 annual meeting. The Company’s current Executive Officers named in the 2007 proxy statement are (1) Richard Sands, (2) Robert Sands, (3) Alexander L. Berk, and (4) Thomas J. Mullin. Thomas S. Summer, who was also an Executive Officer named in that proxy statement, retired from his position of Executive Vice President, Chief Financial Officer and his role as an Executive Officer, effective May 15, 2007. At February 29, 2008, he still had an employment relationship with the Company, but did not serve as an Executive Officer. Effective May 15, 2007, Robert Ryder was appointed Executive Vice President and Chief Financial Officer and in July 2007, two additional individuals were designated as Executive Officers. Specific compensation information for certain of those individuals designated as Executive Officers during the fiscal year ended February 29, 2008 (“FY 2008”) will be disclosed in the Company’s proxy statement for its 2008 annual meeting and other specific compensation information is disclosed from time to time as required by Form 8-K. The Company currently anticipates that the current Executive Officers who will be named in the Company’s proxy statement for its 2008 annual meeting will be (1) Richard Sands, (2) Robert Sands, (3) Alexander L. Berk, (4) Jose F. Fernandez, (5) Jon Moramarco and (6) Robert Ryder. Additionally, Mr. Summer is also expected to be named as he served as the Company’s Chief Financial Officer for a portion of the last fiscal year. Mr. Mullin is not expected to be a Named Executive Officer in that proxy statement.
Generally, the compensation for Executive Officers consists of base salary, annual cash bonus compensation, long-term incentive compensation, the right to participate in various benefit plans sponsored by the Company or a subsidiary of the Company, and perquisites. Each of the Named Executive Officers, other than Messrs. Berk and Summer, is an “at-will” employee of the Company and serves at the pleasure of the Board of Directors. Mr. Berk is employed pursuant to an employment contract, which is filed through incorporation by reference as Exhibits 10.2 and 10.3 to this Annual Report on Form 10-K for FY 2008 (the “Form 10-K”). Mr. Summer is employed pursuant to a letter agreement, which is incorporated by reference as Exhibit 10.35 to this Form 10-K. Mr. Summer’s original offer letter is also filed through incorporation by reference as Exhibit 10.34 to this Form 10-K. As previously announced, Mr. Summer retired from his position as Executive Vice President, Chief Financial Officer and his role as an Executive Officer, effective May 15, 2007. The arrangements concerning his employment following May 15, 2007 are also set forth in his current letter agreement.
While Messrs. Fernandez, Moramarco, Mullin and Ryder are “at-will” employees, each has an employment letter with the Company, which is filed, either with this Form 10-K or through incorporation by reference, as Exhibits 10.38 though 10.41, through which the individual will receive severance in the amount set forth in his individual employment letter in the event of a termination of his employment by the Company without cause. The employment letters also set forth other arrangements with respect to each individual’s employment.
In the course of the employment relationship with each of the Company’s Executive Officers, including each Named Executive Officer, the Company communicates to the Executive Officers the amount of base salary, target bonus opportunity, and long-term incentive compensation approved by the Human Resources Committee of the Board of Directors, which compensation is subject to change in the discretion of the Human Resources Committee. The base salaries (on an annual basis) of those current Executive Officers identified below for FY 2008 and the fiscal year ending February 28, 2009 (“FY 2009”) are as follow:

Name and Title	FY 2008 Base Salary	FY 2009 Base Salary

Richard Sands Chairman of the Board	$1,081,600	$1,114,048

Robert Sands President and Chief Executive Officer	$1,050,000	$1,081,500

Alexander L. Berk Chief Executive Officer, Constellation Beers and Spirits	$632,485	$651,460

Jose F. Fernandez Chief Executive Officer, Constellation Wines North America	$650,000	$669,500

Jon Moramarco Chief Executive Officer, Constellation International	$520,000	$535,600

Thomas J. Mullin Executive Vice President and General Counsel	$462,574	$476,451

Robert Ryder Executive Vice President and Chief Financial Officer	$510,000	$530,400
The annual cash bonus compensation for each of the Named Executive Officers is determined by the Human Resources Committee. Pursuant to the Company’s Annual

Management Incentive Plan, the Committee would award cash bonuses to participants in the event the Company attains one or more pre-set performance targets. The Annual Management Incentive Plan and the 2008 Fiscal Year Program thereunder are filed through incorporation by reference as Exhibits 10.18 and 10.20 to the Form 10-K. The Human Resources Committee may also, in its discretion, award cash bonus compensation other than pursuant to the Annual Management Incentive Plan.
Long-term incentive awards are another element of compensation that the Human Resources Committee makes available to employees, including Named Executive Officers. Long-term incentive awards in the form of, among others, stock options, stock appreciation rights and restricted stock are available for grant under the Company’s Long-Term Stock Incentive Plan and in the form of stock options under the Company’s Incentive Stock Option Plan. (However, effective June 23, 2007, no additional grants of options are available under the Incentive Stock Option Plan.) These plans, the form of Terms and Conditions Memorandum provided to recipients of options under each of these plans, and the form of Restricted Stock Award Agreement provided to recipients of restricted stock under the Long-Term Stock Incentive Plan are filed with or through incorporation by reference as Exhibits 10.4 through 10.9 and 10.13 through 10.17 to the Form 10-K.
Executive Officers, including Named Executive Officers (other than Richard Sands and Robert Sands), also are eligible to participate in the Company’s 1989 Employee Stock Purchase Plan, an Internal Revenue Code Section 423 plan which allows employees to purchase shares of Company Class A Common Stock at a discount through salary deductions. This plan is filed through incorporation by reference as Exhibit 99.1 to the Form 10-K.
Executive Officers, including Named Executive Officers, are eligible to participate in the Company’s 401(k) and Profit Sharing Plan, an Internal Revenue Code Section 401(k) plan, under which the Company can make to each participant matching contributions and profit sharing contributions. That plan is generally available to salaried employees in the United States.
In addition, Executive Officers who are resident in the United States, including Named Executive Officers, are also eligible to participate in the Company’s Supplemental Executive Retirement Plan and the Company’s 2005 Supplemental Executive Retirement Plan. (However, Mr. Ryder is not eligible to participate in the Supplemental Executive Retirement Plan as he began his tenure with the Company after the date it was frozen to new participants.) Each of these two plans is filed through incorporation by reference as Exhibits 10.21 through 10.24 and 10.25 and 10.26 to the Form 10-K.
The current Executive Officers, including those who are Named Executive Officers, also receive customary employee benefits, such as the ability to participate in the Company’s health insurance program, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs. They are also eligible to receive benefits under the Company’s relocation program and participate in programs generally offered to expatriated employees. In addition, the current Executive Officers, including those who are Named Executive Officers, also have the ability to receive an expanded annual physical health review on a voluntary basis.
Mr. Berk receives parking reimbursements and insurance coverage for his automobile and a club membership. Each other current Executive Officer, including those who are Named Executive Officers, is eligible to receive an executive vehicle/auto allowance perquisite having an annual value of up to $9,600 or, alternatively, the use of a leased vehicle. Notwithstanding the foregoing, no Executive Officer who receives a vehicle/auto allowance benefit pursuant to an employment agreement is eligible to receive this executive vehicle/auto allowance perquisite. The Company’s current Executive Officers, including those who are Named Executive Officers, are permitted to make personal use of the corporate aircraft. They also receive complimentary wine and spirits products, are eligible to participate in a matching contribution program of the Company whereby they can direct a portion of the Company’s charitable contributions not in excess of $5,000 per year, and also receive miscellaneous nominal benefits.